UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Date of report)	August 2, 2011
(Date of earliest event reported)	August 1, 2011

ONEOK PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-12202	93-1120873
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK
(Address of principal executive offices)

74103
(Zip code)

(918) 588-7000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

[] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 1, 2011, ONEOK Partners, L.P. (“ONEOK Partners” or “we”) entered into a five-year, $1.2 billion unsecured revolving credit facility, which includes a $100 million letter of credit subfacility and a $100 million swing line subfacility, with the lenders party thereto, Citibank, N.A., as administrative agent (the “Administrative Agent”), swing line lender and a letter of credit issuer; and Barclays Bank PLC and Wells Fargo Bank, N.A., as letter of credit issuers (the “2011 Credit Agreement”). Under the terms of the 2011 Credit Agreement, we may request an increase in the commitments of up to an additional $500 million from either new lenders or increased commitments from existing lenders.

The 2011 Credit Agreement replaces the Amended and Restated Credit Agreement, dated as of March 30, 2007, by and among ONEOK Partners, the lenders party thereto, SunTrust Bank, as administrative agent, issuing bank and swing line lender; Wachovia Bank, National Association, as syndication agent; and BMO Capital Markets, Barclays Bank PLC and Citibank, N.A., as co-documentation agents, as amended by that certain Supplement and Joinder Agreement dated July 31, 2007 (collectively, the “Existing Credit Agreement”).

The 2011 Credit Agreement will be used for general partnership purposes, including as a backstop for our commercial paper program.

The 2011 Credit Agreement contains various customary conditions to borrowing and common affirmative, negative and financial ratio maintenance covenants. The 2011 Credit Agreement also has various standard events of default, the occurrence of which could result in a termination of the lenders’ commitments and the acceleration of all of ONEOK Partners’ obligations thereunder.

The 2011 Credit Agreement matures on August 1, 2016. We may extend the maturity date, subject to the lenders’ consent, by one year up to two times prior to each anniversary date of the 2011 Credit Agreement.

ONEOK Partners’ obligations under the 2011 Credit Agreement are guaranteed by ONEOK Partners Intermediate Limited Partnership, a wholly owned subsidiary of ONEOK Partners (the “Intermediate Partnership”).  The Intermediate Partnership’s guaranty is evidenced by a guaranty agreement (the “Guaranty Agreement”) made by the Intermediate Partnership in favor of the Administrative Agent.  The Guaranty Agreement will be the Intermediate Partnership’s senior unsecured obligation and will rank equally in right of payment with all of the Intermediate Partnership’s existing and future senior unsecured indebtedness.  The terms of the Guaranty Agreement are substantially similar to the Intermediate Partnership’s guaranties of ONEOK Partners’ outstanding senior notes.

The foregoing description of the terms and conditions of the 2011 Credit Agreement and the Guaranty Agreement are not complete and are in all respects subject to the actual provisions of the 2011 Credit Agreement and the Guaranty Agreement, copies of which have been filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and which are incorporated by reference herein.
Item 1.02	Termination of a Material Definitive Agreement.
On August 1, 2011, ONEOK Partners terminated its Existing Credit Agreement, subject to the survival of any provisions which by their terms survive the termination.
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Information reported under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in response to this Item 2.03.
Item 7.01	Regulation FD Disclosure.

We issued a news release on August 1, 2011, announcing the 2011 Credit Agreement, a copy of which is attached as Exhibit 99.1 and is incorporated herein by reference.

The information disclosed in this Item 7.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description
10.1
Credit Agreement, dated as of August 1, 2011, among ONEOK Partners, L.P., as borrower, the lenders party thereto, Citibank, N.A., as administrative agent, swing line lender, and a letter of credit issuer, and Barclays Bank PLC and Wells Fargo Bank, N.A., as letter of credit issuers.

10.2	Guaranty Agreement, dated as of August 1, 2011, by ONEOK Partners Intermediate Limited Partnership in favor of the Citibank, N.A., as administrative agent, under the above-referenced Credit Agreement.
99.1	News release issued by ONEOK Partners, L.P., dated August 1, 2011.

SIGNATURE

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK Partners, L.P. By: ONEOK Partners GP, L.L.C., its General Partner

Date:	August 2, 2011	By: /s/ Robert F. Martinovich
Robert F. Martinovich, Senior Vice President, Chief Financial Officer and Treasurer